Exhibit 99.1

Premier, Inc. Reports Fiscal-Year 2022 First-Quarter Results

CHARLOTTE, N.C., November 2, 2021 - Premier, Inc. (NASDAQ: PINC) today reported financial results for the fiscal year 2022 first quarter ended September 30, 2021.

“We entered fiscal 2022 with strong momentum and are pleased with our fiscal 2022 first quarter results as we continue to make progress in advancing our longer-term strategy,” said Michael J. Alkire, Premier’s president and CEO. “Total net revenue and profitability met our expectations. Supply Chain Services segment revenue grew, reflecting strong execution across the business. While our Performance Services segment was affected by the timing of revenue related to enterprise analytics license agreements in the quarter, revenue increased in our consulting, Contigo Health and life sciences businesses.”

Fiscal First Quarter 2022 and Recent Highlights

(Financial comparisons are for fiscal first quarter of 2022 vs. fiscal first quarter of 2021)

•	GAAP net revenue increased 5% to $365.1 million from $346.9 million a year ago.

•	Supply Chain Services segment revenue increased 9% to $276.8 million from $253.7 million a year ago.

•	Performance Services segment revenue decreased 5% to $88.3 million from $93.2 million a year ago.

•	GAAP net income decreased 23% to $121.3 million from $157.5 million a year ago.

•	GAAP diluted earnings per share (EPS) decreased 18% to $0.97 from $1.19 per share a year ago.

•	Adjusted EBITDA* of $121.7 million increased 10% from $110.7 million.

•	Adjusted net income* of $79.1 million increased 13% from $70.2 million a year ago and adjusted EPS* increased 12% to $0.64 from $0.57 a year ago.

•	For the three months ended September 30, 2021, the company generated cash flow from operations of $55.2 million and free cash flow* of $10.3 million.

•

During the three months ended September 30, 2021, Premier repurchased approximately 1.1 million shares of Class A common stock for a total purchase price of $42.6 million as part of its previously authorized $250.0 million stock repurchase program and paid aggregate dividends of approximately $24.9 million to holders of its Class A common stock.

•	On October 21, 2021, Premier’s Board of Directors declared a quarterly cash dividend of $0.20 per share, which is payable on December 15, 2021, to stockholders of record as of December 1, 2021.

•	On October 20, 2021, the company published its inaugural 2021 Sustainability Report, highlighting its focus on and commitment to sound environmental, social and governance (ESG) practices.

*

Descriptions of consolidated and segment adjusted (non-GAAP) financial measures and non-GAAP free cash flow are provided below under “Use and Definition of Non-GAAP Financial Measures,” and reconciliations are provided in the tables at the end of this release.

Consolidated Fiscal 2022 First-Quarter Financial Highlights and Results of Operations

Consolidated Financial Highlights
	Three Months Ended September 30,
(in thousands, except per share data)	2021	2020	% Change
Net Revenue:
Supply Chain Services:
Net administrative fees	$149,462	$132,645	13%
Other services and support	8,924	5,592	60%

Services	158,386	138,237	15%
Products	118,430	115,415	3%

Total Supply Chain Services	276,816	253,652	9%
Performance Services	88,331	93,235	(5)%

Total	$365,147	$346,887	5%

Net income	$121,306	$157,528	(23)%
Net income attributable to stockholders	$122,004	$118,998	3%
Adjusted net income	$121,306	$118,998	2%
NON-GAAP FINANCIAL MEASURES*:
Adjusted EBITDA:
Supply Chain Services	$129,269	$102,649	26%
Performance Services	23,715	37,116	(36)%

Total segment adjusted EBITDA	152,984	139,765	9%
Corporate	(31,281)	(29,022)	(8)%

Total	$121,703	$110,743	10%

Adjusted net income	$79,141	$70,159	13%

Adjusted earnings per share	$0.64	$0.57	12%

*	Refer to the supplemental financial information at the end of this release for reconciliation of reported GAAP results to non-GAAP results.

Fiscal 2022 Outlook and Guidance

The statements in this section are forward-looking statements. For additional information regarding the use and limitations of such statements, refer to “Forward-Looking Statements” below and “Risk Factors” section of the company’s most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated from time to time in the company’s other filings with the SEC.

For fiscal 2022, Premier continues to expect total net revenue to be in the range of $1.32 billion to $1.43 billion and adjusted EBITDA to be in the range of $483 million to $500 million. The company is increasing its previous guidance range of $2.50 to $2.60 for adjusted EPS to a range of $2.56 to $2.66 as a result of its expectation that its effective tax rate will be approximately 21% as compared to its previous expectation of 23% for the full fiscal year 2022. The company noted that its adjusted EPS guidance includes the effect of 1.1 million in share repurchases through September 30, 2021, but does not include the effect of any subsequent share repurchases in fiscal 2022.

Guidance Metric	Fiscal 2022 Guidance Range* (as of November 2, 2021)	Previous Fiscal 2022 Guidance Range (as of August 17, 2021)
Segment Net Revenue: Supply Chain Services Performance Services	$925 million to $1.01 billion $395 million to $420 million	$925 million to $1.01 billion $395 million to $420 million

Total Net Revenue	$1.32 billion to $1.43 billion	$1.32 billion to $1.43 billion

Adjusted EBITDA	$483 million to $500 million	$483 million to $500 million

Adjusted EPS	$2.56 to $2.66	$2.50 to $2.60

Fiscal 2022 guidance assumes the realization of the following key assumptions and, except for the effective tax rate which has been updated as of November 2, 2021, all other assumptions remain unchanged from August 17, 2021.

•	Net administrative fees revenue of $570 million to $590 million

•	Direct sourcing products revenue of $350 million to $390 million

•	Net revenue available under contract that represents approximately 86% to 93% of the fiscal 2022 guidance range

•	Capital expenditures of $100 million to $110 million

•	Effective tax rate of 21% (previously: 23%)

•	Free cash flow of 35% to 50% of adjusted EBITDA

•	Per-share guidance does not include the impact of share repurchases under the previously authorized $250 million stock repurchase plan made after September 30, 2021

•	Does not include the effect of any potential future significant acquisitions

*

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Refer to “Use of Forward-Looking Non-GAAP Measures” below for additional explanation.

Results of Operations for the Three Months Ended September 30, 2021

(As compared with the three months ended September 30, 2020)

GAAP net revenue of $365.1 million increased 5% from $346.9 million for the same period a year ago.

GAAP net income of $121.3 million decreased 23% from $157.5 million a year ago primarily related to the benefit resulting from the remeasurement of deferred tax assets in the first quarter of fiscal 2021, partially offset by the termination of put rights associated with Premier’s minority interest in FFF Enterprises, Inc. and an increase in net administrative fees revenue in the current period. GAAP diluted EPS of $0.97 decreased 18% from $1.19 in the same period a year ago.

Adjusted EBITDA of $121.7 million increased 10% from $110.7 million for the same period a year ago.

Adjusted net income of $79.1 million increased 13% from $70.2 million for the same period a year ago. Adjusted earnings per share increased 12% to $0.64 from $0.57 for the same period a year ago.

Segment Results

(For the fiscal first quarter of 2022 as compared with the fiscal first quarter of 2021)

Supply Chain Services

Supply Chain Services segment net revenue of $276.8 million increased 9% from $253.7 million for the same quarter a year ago.

Net administrative fees revenue of $149.5 million increased $16.9 million, or 13%, from $132.6 million in the year ago quarter primarily due to a less significant impact from the COVID-19 pandemic compared with the prior year period as well as the addition of new members and further penetration of existing member spend in the quarter.

Products revenue of $118.4 million increased $3.0 million, or 3%, from $115.4 million a year ago, primarily driven by growth in ongoing demand for commodity products partially offset by lower demand for personal protective equipment (PPE) and other high demand supplies as a result of the current state of the pandemic relative to the prior year.

Segment adjusted EBITDA of $129.3 million increased 26% from $102.6 million for the same period a year ago, primarily as a result of increased net administrative fee revenue as well as increased revenue and profitability in the direct sourcing products business.

Performance Services

Performance Services segment net revenue of $88.3 million decreased 5% from $93.2 million for the same quarter a year ago, primarily driven by the timing of revenue associated with enterprise analytics license agreements in the current year compared to the prior year. This impact was partially offset by the company’s ongoing efforts to expand into adjacent markets as well as growth in the consulting business.

Segment adjusted EBITDA of $23.7 million decreased 36% from $37.1 million for the same period a year ago primarily due to the decrease in revenue as well as increased selling, general and administrative expense primarily related to additional headcount to support growth in Contigo Health.

Cash Flows and Liquidity

Net cash provided by operating activities increased by $24.4 million from the prior year mainly due to higher net administrative fees revenue in the current period and a decrease in costs primarily driven by higher demand of PPE in the prior year period as a result of the COVID-19 pandemic. The changes were partially offset by an increase in prepaid expenses and higher employee incentive payments in the current period compared with the same period a year ago as well as a decrease in net tax refunds in the first quarter of fiscal 2022 compared to the prior year period.

Net cash used in investing activities and net cash provided by financing activities for the three months ended September 30, 2021 were $47.1 million and $47.1 million, respectively. At September 30, 2021, cash and cash equivalents were $184.4 million compared with $129.1 million at June 30, 2021, and the company’s five-year, $1.0 billion revolving credit facility had an outstanding balance of $175.0 million, of which $50.0 million was subsequently repaid in October 2021.

Free cash flow for the three months ended September 30, 2021 was $10.3 million compared with $(28.4) million for the same period a year ago. The increase was primarily due to the same factors that affected net cash provided by operating activities, a decrease in purchases of property and equipment and the elimination of tax distributions to limited partners of Premier L.P. as a result of the company’s August 2020 restructure. This increase was partially offset by payments to the former limited partners in connection with the termination of the Tax Receivable Agreement as part of the company’s restructure.

The company repurchased a total of approximately 1.1 million shares of Class A common stock during the fiscal first quarter at an average price of $39.04 per share for a total purchase price of $42.6 million. During the quarter, the company paid aggregate dividends of approximately $24.9 million to holders of its Class A common stock. There is no assurance regarding future share repurchases or dividend payments.

Conference Call

Premier will host a conference call to provide additional detail around the company’s performance and outlook today at 8:00 a.m. ET. The call will be webcast live from the company’s website and will be available at the following link: Premier Webcast Link. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investors.premierinc.com.

For those parties who do not have internet access, the conference call may be accessed by calling one of the below telephone numbers and asking to join the Premier, Inc. call:

Domestic participant dial-in number (toll-free):	(877) 317-6789
International participant dial-in number:	(412) 317-6789

Premier’s presentation that will accompany the conference call and webcast can be accessed via the following link: Premier Events.

About Premier, Inc.

Premier Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,400 U.S. hospitals and health systems and approximately 225,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Premier’s Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. Management believes EBITDA, adjusted EBITDA and segment adjusted EBITDA assist the company’s board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Adjusted EBITDA and segment adjusted EBITDA are supplemental financial measures used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners, payments to certain former limited partners that elected to execute a Unit Exchange and Tax Receivable Agreement (“Unit Exchange Agreement) in connection with our August 2020 reorganization and purchases of property and equipment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

Non-Recurring Items are items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include stock-based compensation, acquisition and disposition related expenses, remeasurement of TRA liabilities, loss on disposal of long-live assets, gain or loss on FFF put and call rights, income and expense that has been classified as discontinued operations and other expense.

Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

EBITDA is defined as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets.

Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted Net Income is defined as net income attributable to Premier (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iv) excluding the effect of non-recurring or non-cash items, including certain strategic and financial restructuring expenses, (v) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP and (vi) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items.

Adjusted Earnings per Share is Adjusted Net Income divided by diluted weighted average shares.

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and Tax Receivable Agreement payments to limited partners, early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring and purchases of property and equipment. Free Cash Flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2020 filed with the Securities and Exchange Commission (“SEC”), as may be updated in subsequent filings with the SEC.

Premier’s Use of Forward-Looking Non-GAAP Measures

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for the more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted earnings per share without unreasonable effort. This is due to the fact that future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the supplemental financial information for reconciliation of reported GAAP results to non-GAAP results. Such items include strategic and acquisition related expenses for professional fees; mark to market adjustments for put options and contingent liabilities; gains and losses on stock-based performance shares; adjustments to its income tax provision (such as valuation allowance adjustments and settlements of income tax claims); items related to corporate and facility restructurings; and certain other items the company believes to be non-indicative of its ongoing operations. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as nonrecurring, unusual or unanticipated charges, expenses or gains/losses or other items that may not directly correlate to the underlying performance of our business operations. The exact amount of these adjustments is not currently determinable but may be significant.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to our ability to advance our long-term strategies, the payment of dividends at current levels, or at all, the timing and number of shares repurchased under our share repurchase approval, our expected lower effective tax rate, and the statements under the heading “Fiscal 2022 Outlook and Guidance” and the key assumptions underlying fiscal 2022 guidance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2021 as well as the Form 10-Q for the quarter ended September 30, 2021, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Investor contact:	Media contact:
Angie McCabe	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.3888	202.879.8004
angie_mccabe@premierinc.com	amanda_forster@premierinc.com

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,
	2021	2020
Net revenue:
Net administrative fees	$149,462	$132,645
Other services and support	97,255	98,827

Services	246,717	231,472
Products	118,430	115,415

Net revenue	365,147	346,887
Cost of revenue:
Services	43,809	38,750
Products	109,362	113,428

Cost of revenue	153,171	152,178

Gross profit	211,976	194,709

Operating expenses:
Selling, general and administrative	127,814	123,954
Research and development	994	576
Amortization of purchased intangible assets	10,889	13,204

Operating expenses	139,697	137,734

Operating income	72,279	56,975

Equity in net income of unconsolidated affiliates	7,058	5,927
Interest expense, net	(2,788)	(2,119)
Gain (loss) on FFF put and call rights	64,110	(1,919)
Other (expense) income, net	(320)	3,683

Other income, net	68,060	5,572

Income before income taxes	140,339	62,547
Income tax expense (benefit)	19,033	(94,981)

Net income	121,306	157,528
Net loss (income) attributable to non-controlling interest	698	(11,845)
Adjustment of redeemable limited partners’ capital to redemption amount	—	(26,685)

Net income attributable to stockholders	$122,004	$118,998

Calculation of GAAP Earnings per Share
Numerator for basic earnings per share:
Net income attributable to stockholders	$122,004	$118,998
Numerator for diluted earnings per share:
Net income attributable to stockholders	$122,004	$118,998
Net loss attributable to non-controlling interest	(698)	—

Net income	$121,306	$118,998
Tax effect on Premier, Inc. net income	—	—

Adjusted net income	$121,306	$118,998

Denominator for earnings per share:
Basic weighted average shares outstanding	122,945	99,575
Effect of dilutive securities:
Stock options	310	253
Restricted stock	492	302
Performance share awards	826	—

Diluted weighted average shares and assumed conversions	124,573	100,130

Earnings per share attributable to stockholders:
Basic earnings per share attributable to stockholders	$0.99	$1.20
Diluted earnings per share attributable to stockholders	$0.97	$1.19

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	September 30, 2021	June 30, 2021
Assets
Cash and cash equivalents	$184,421	$129,141
Accounts receivable (net of $1,283 and $1,174 allowance for credit losses, respectively)	139,111	142,557
Contract assets (net of $1,014 and $1,110 allowance for credit losses, respectively)	272,049	266,173
Inventory	169,019	176,376
Prepaid expenses and other current assets	68,125	68,049

Total current assets	832,725	782,296
Property and equipment (net of $538,399 and $518,332 accumulated depreciation, respectively)	226,349	224,271
Intangible assets (net of $300,801 and $289,912 accumulated amortization, respectively)	385,753	396,642
Goodwill	999,913	999,913
Deferred income tax assets	763,125	781,824
Deferred compensation plan assets	54,572	59,581
Investments in unconsolidated affiliates	186,282	153,224
Operating lease right-of-use assets	46,432	48,199
Other assets	71,769	76,948

Total assets	$3,566,920	$3,522,898

Liabilities and stockholders’ equity
Accounts payable	$89,533	$85,413
Accrued expenses	42,540	48,144
Revenue share obligations	223,748	226,883
Accrued compensation and benefits	47,957	100,713
Deferred revenue	33,211	34,058
Current portion of notes payable to members	96,412	95,948
Line of credit and current portion of long-term debt	175,416	78,295
Other current liabilities	48,224	47,330

Total current liabilities	757,041	716,784
Long-term debt, less current portion	5,333	5,333
Notes payable to members, less current portion	274,717	298,995
Deferred compensation plan obligations	54,572	59,581
Deferred consideration, less current portion	57,126	56,809
Operating lease liabilities, less current portion	40,979	43,102
Other liabilities	49,066	112,401

Total liabilities	1,238,834	1,293,005

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 123,772,055 shares issued and 122,680,693 shares outstanding at September 30, 2021 and 122,533,051 shares issued and outstanding at June 30, 2021	1,238	1,225
Treasury stock, at cost; 1,091,362 and 0 shares at September 30, 2021 and June 30, 2021, respectively	(42,628)	—
Additional paid-in capital	2,102,875	2,059,194
Retained earnings	266,601	169,474

Total stockholders’ equity	2,328,086	2,229,893

Total liabilities and stockholders’ equity	$3,566,920	$3,522,898

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2021	2020
Operating activities
Net income	$121,306	$157,528
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,485	30,678
Equity in net income of unconsolidated affiliates	(7,058)	(5,927)
Deferred income taxes	18,700	(106,386)
Stock-based compensation	7,554	7,229
(Gain) loss on FFF put and call rights	(64,110)	1,919
Other	518	201
Changes in operating assets and liabilities:
Accounts receivable, inventories, prepaid expenses and other assets	22,682	(45,469)
Contract assets	(5,876)	(29,568)
Accounts payable, accrued expenses, deferred revenue, revenue share obligations and other liabilities	(70,014)	20,577

Net cash provided by operating activities	$55,187	$30,782
Investing activities
Purchases of property and equipment	$(21,050)	$(24,982)
Acquisition of businesses and equity method investments, net of cash acquired	(26,000)	—
Other	—	29

Net cash used in investing activities	$(47,050)	$(24,953)

Financing activities
Payments made on notes payable	$(26,692)	$(188)
Proceeds from credit facility	175,000	100,000
Payments on credit facility	(75,000)	(25,000)
Distributions to limited partners of Premier LP	—	(9,949)
Payments to limited partners of Premier LP related to tax receivable agreements	—	(24,218)
Cash dividends paid	(24,852)	(23,195)
Repurchase of Class A common stock (held as treasury stock)	(38,151)	—
Other	36,838	(2,167)

Net cash provided by financing activities	$47,143	$15,283

Net increase in cash and cash equivalents	55,280	21,112
Cash and cash equivalents at beginning of year	129,141	99,304

Cash and cash equivalents at end of period	$184,421	$120,416

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2021	2020
Net cash provided by operating activities	$55,187	$30,782
Purchases of property and equipment	(21,050)	(24,982)
Distributions to limited partners of Premier LP	—	(9,949)
Payments to limited partners of Premier LP related to tax receivable agreements	—	(24,218)
Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement (a)	(23,813)	—

Free Cash Flow	$10,324	$(28,367)

(a)

Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring are presented in Condensed Consolidated Statement of Cash Flows under “Payments made on notes payable.” The company paid $25.7 million to members including imputed interest of $1.9 million which is included in net cash provided by operating activities.

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended September 30,

	2021	2020

Net income	$121,306	$157,528
Interest expense, net	2,788	2,119
Income tax expense (benefit)	19,033	(94,981)
Depreciation and amortization	20,596	17,474
Amortization of purchased intangible assets	10,889	13,204

EBITDA	174,612	95,344
Stock-based compensation	7,751	7,375
Acquisition & disposition related expenses	3,421	2,845
(Gain) loss on FFF put and call rights	(64,110)	1,919
Other expense, net	29	3,260

Adjusted EBITDA	$121,703	$110,743

Income before income taxes	$140,339	$62,547
Equity in net income of unconsolidated affiliates	(7,058)	(5,927)
Interest expense, net	2,788	2,119
(Gain) loss on FFF put and call rights	(64,110)	1,919
Other expense (income), net	320	(3,683)

Operating income	72,279	56,975
Depreciation and amortization	20,596	17,474
Amortization of purchased intangible assets	10,889	13,204
Stock-based compensation	7,751	7,375
Acquisition & disposition related expenses	3,421	2,845
Equity in net income of unconsolidated affiliates	7,058	5,927
Deferred compensation plan (expense) income	(318)	2,907
Other expense, net	27	4,036

Adjusted EBITDA	$121,703	$110,743

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$129,269	$102,649
Performance Services	23,715	37,116
Corporate	(31,281)	(29,022)

Adjusted EBITDA	$121,703	$110,743

Net income attributable to stockholders	$122,004	$118,998
Adjustment of redeemable limited partners’ capital to redemption amount	—	26,685
Net (loss) income attributable to non-controlling interest	(698)	11,845
Income tax expense (benefit)	19,033	(94,981)
Amortization of purchased intangible assets	10,889	13,204
Stock-based compensation	7,751	7,375
Acquisition & disposition related expenses	3,421	2,845
(Gain) loss on FFF put and call rights	(64,110)	1,919
Other expense, net	1,888	4,424

Adjusted income before income taxes	100,178	92,314
Income tax expense on adjusted income before income taxes	21,037	22,155

Adjusted Net Income	$79,141	$70,159

Supplemental Financial Information

Reconciliation of GAAP EPS to Adjusted EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,
	2021	2020
Net income attributable to stockholders	$122,004	$118,998
Adjustment of redeemable limited partners’ capital to redemption amount	—	26,685
Net (loss) income attributable to non-controlling interest	(698)	11,845
Income tax expense (benefit)	19,033	(94,981)
Amortization of purchased intangible assets	10,889	13,204
Stock-based compensation	7,751	7,375
Acquisition & disposition related expenses	3,421	2,845
(Gain) loss on FFF put and call rights	(64,110)	1,919
Other expense, net	1,888	4,424

Adjusted income before income taxes	100,178	92,314
Income tax expense on adjusted income before income taxes	21,037	22,155

Adjusted Net Income	$79,141	$70,159

Weighted average:
Common shares used for basic and diluted earnings per share	122,945	99,575
Potentially dilutive shares	1,628	555

GAAP weighted average shares outstanding - diluted	124,573	100,130
Conversion of Class B common units	—	22,369

Weighted average shares outstanding - diluted	124,573	122,499

GAAP earnings per share	$0.99	$1.20
Adjustment of redeemable limited partners’ capital to redemption amount	—	0.27
Net (loss) income attributable to non-controlling interest	(0.01)	0.12
Income tax expense (benefit)	0.15	(0.96)
Amortization of purchased intangible assets	0.09	0.13
Stock-based compensation	0.06	0.07
Acquisition & disposition related expenses	0.03	0.03
(Gain) loss on FFF put and call rights	(0.52)	0.02
Other expense, net	0.02	0.04
Impact of corporation taxes	(0.17)	(0.22)
Impact of dilutive shares	—	(0.13)

Adjusted EPS	$0.64	$0.57